P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS ANNOUNCES NASDAQ COMMUNICATION; INTENDS TO APPEAL DELISTING NOTICE

SAN ANTONIO, Texas - January 19, 2007 - Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced that on January 18, 2007, the Company received notice of a Nasdaq Staff Determination indicating that the Company has not regained compliance with Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"), and as a result, the Company's common stock is subject to delisting from the Nasdaq Capital Market.

On July 21, 2006, Nasdaq notified the Company that the minimum bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with the Rule. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until January 17, 2007, to regain compliance with the Rule. As the Company has failed to come into compliance with the Rule and has failed to meet the initial inclusion criteria set forth in Marketplace Rule 4310(c), the Company's common stock is subject to delisting from the Nasdaq Capital Market.

However, pursuant to applicable NASD Marketplace Rules, if the Company requests a hearing on the Nasdaq Staff's determination to a Nasdaq Listing Qualifications Panel by January 25, 2007, the delisting of the stock pending the Panel's review and determination will be stayed. The Company intends to request such a hearing. Hearings generally are held 30 to 45 days after the request. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing. If the Company is unsuccessful, the Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council. Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel. Should the stock be delisted from the Nasdaq Capital Market, the Company will consider alternatives to the Nasdaq listing.

ASI's Chief Executive Officer, Lori Jones, stated, "Nasdaq has raised important issues which we do not take lightly. Maintaining our listing on Nasdaq is an element of our strategy to return the Company to sustainable growth and increase stockholder value. We are taking appropriate initial measures to maintain our listing through the request for a hearing. We continue to build our Energy Division and to do what we believe is in the best interests of our shareholders. The hearing will give us the opportunity to fully inform Nasdaq of the current status of the Company, our plans for the future, and our views regarding our stock price. We intend to make a compelling presentation to the Listing Qualifications Panel to try to maintain our listing."

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI's Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.